                SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


         Date of Earliest Event Reported: August 6, 1997


                   NEW ENGLAND ELECTRIC SYSTEM

        (exact name of registrant as specified in charter)



Massachusetts             1-3446             04-1663060
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)         Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)
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Item 5.  Other Events
---------------------

Industry Restructuring and Sale Agreement
-----------------------------------------

     On August 6, 1997, New England Electric System (NEES) announced that its subsidiaries, New England Power Company (NEP) and The Narragansett Electric Company, have reached an agreement to sell their non-nuclear generating business to U.S. Generating Company (US Gen), an affiliate of PG & E Corporation, for $1.59 billion in cash. NEES also announced that its Board of Directors had authorized the repurchase of up to five million of its common shares. The exact timing of the share repurchase, to be accomplished through open market purchases, will depend on market conditions.

     The sale is subject to approval by various state and federal regulatory agencies, which may take at least six to twelve months. One of the contingencies to the sale is that all regulatory approvals must be obtained within eighteen months.
The principal terms of the sale are:

(a) US Gen will pay the NEES companies a purchase price of $1.59 billion. There is a holdback of $225 million. If retail choice is in place by January 1, 1999 (defined as retail choice for customers representing 89 percent of kilowatt-hour (kWh) sales of investor owned utilities in Massachusetts or 50 percent of kWh sales in New England), the NEES companies will be paid the holdback upon the later of closing or choice date. If retail choice is delayed beyond January 1, 1999, then US Gen will retain part of the holdback at the rate of $75 million for the first year of delay and $50 million per year of delay thereafter. The portion of any holdback to be retained will be pro rated for any partial year;

(b) US Gen will reimburse the NEES companies for $85 million of costs associated with early retirement and special severance programs for employees impacted by industry restructuring;

(c) US Gen will assume NEP's entitlements to approximately 1,100 megawatts (MW) of capacity procured under power contracts with other utilities and independent power producers. NEP will make payments of approximately $150 million to $170 million per year through 2007 toward the above market portion of power contracts. These payments have a net present value of approximately $1.1 billion; and

(d) US Gen will assume certain existing collective bargaining agreements through their expiration.
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     Upon closing of the sale, the balance of the after-tax cash proceeds will be used to retire NEP's generation related debt, and for possible additional share repurchases and for other investments.

     Under Rhode Island's Utility Restructuring Act of 1996 and the Consumers First plan approved by the Massachusetts Department of Public Utilities earlier this year, the proceeds from the sale will be used to offset the stranded costs which the NEES companies have been authorized to recover from customers. Settlement agreements that would implement the Rhode Island statute and the Consumers First plan are pending before the Federal Energy Regulatory Commission (FERC). The NEES companies estimate that, upon completion of the sale, prices for their customers will drop on average by approximately 15 percent below today's prices.

     The NEES companies non-nuclear generating business includes three fossil-fuel generating stations and 15 hydroelectric stations, totaling approximately 4,000 MW of capacity, with a book value of $1.1 billion.

     This Form 8-K contains statements that may be considered forward looking statements as defined under the securities laws. Actual results may differ materially. As disclosed in the NEES Form 10-K for the year ended 1996, there are several risk factors which could affect actual results. While the NEES companies believe that this sale agreement and other developments constitute substantial progress in resolving the uncertainty regarding the impact on shareholders from industry restructuring, significant risks remain. These include, but are not limited to:
(i) the potential that ultimately the Massachusetts and Rhode Island settlements and the Rhode Island statute will not be implemented in the manner anticipated by NEES, (ii) the possibility of state or federal legislation that would increase the risks to shareholders above those contained in the settlements and Rhode Island statute, and (iii) the potential for adverse stranded cost recovery decisions involving its subsidiary, Granite State Electric Company, and NEP's unaffiliated customers.

     Even if these risks do not materialize, the implementation of the sale agreement and the Massachusetts and Rhode Island settlements and the Rhode Island statute regarding restructuring will negatively impact financial results for NEES starting in 1998. Upon completion of the sale, the NEES companies' earnings will be much more dependent upon the earnings generated by its transmission and retail distribution subsidiaries. The major risk factors affecting these companies relate to the possibility of adverse regulatory or judicial decisions or legislation which limit the level of revenues the companies are allowed to charge for their services. The returns on equity permitted on the
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subsidiaries' distribution operations (up to 11.75%) and on the unrecovered commitments in the generating business (generally 9.4% before mitigation incentives) are less than those historically earned by NEES. In addition, starting in 1998, earnings will be affected by the return on the reinvestment of the proceeds from the sale of the generation business. Such reinvestment return is likely, at least in the near term, to be less than is currently earned by the generation business. 1998 will be a transition year. To the extent that retail choice is not in place by January 1, 1998 in Massachusetts, approximately 73 percent of the amount of NEP's earnings in excess of 11.75 percent return on equity must be refunded to Massachusetts Electric Company until its earnings cap is met, and then to reduce stranded costs. In addition, the NEES companies will also incur costs associated with the transition after the sale is completed.

Maine Yankee
------------

     NEP has a 20 percent equity ownership interest in Maine Yankee Atomic Power Company (Maine Yankee) which owns an 880 MW nuclear generating station. On August 6, 1997, the Maine Yankee board of directors announced it will permanently shut down and decommission the station.

     As reported earlier, the board had announced in May that it was reviewing the economic viability of the station and that the station would likely be permanently shut down unless a buyer could be found. PECO Energy Co. had expressed an interest in purchasing the station. But on August 1, 1997, the Maine Yankee board announced that although considerable progress was made during the negotiations, the parties could not arrive at a mutually beneficial agreement.

      At June 30, 1997, NEP's net investment in Maine Yankee was $14.9 million. NEP estimates that Maine Yankee's future billings to NEP, including decommissioning of the plant, will be at least $140 million and will be subject to FERC approval. These estimated costs will be recorded as an accrued liability with an offsetting regulatory asset in the expectation that the costs would be recoverable from customers. Maine Yankee is conducting a decommissioning study and the decommissioning figures included in the estimated billing amount shown above may increase substantially.

     There is also an on-going review by the Department of Justice of a Nuclear Regulatory Commission (NRC) investigatory report for possible criminal violations related to the Maine Yankee station. Civil fines might also be assessed by the NRC based upon several inspections, including its independent safety assessment.

Millstone 3 Litigation
----------------------

     On August 7, 1997, NEP filed suit against Northeast Utilities (NU) in Massachusetts Superior Court, Worcester County for damages resulting from the tortious conduct of NU relating to the Millstone 3 nuclear generating unit (Millstone 3). NEP is a 12 percent joint owner of Millstone 3, which is operated by Northeast Nuclear Energy Company, a subsidiary of NU. As previously reported and detailed in the press, Millstone 3 has experienced numerous technical and nontechnical problems. By order of the NRC, Millstone 3 has remained shut down since April 1996, pending verification that the unit's operations are in accordance with NRC regulations and the unit's operating license. NEP is seeking compensation for the losses it has suffered, including the costs of the lost power and costs necessary to assure that Millstone 3 can safely return to operation. NEP also seeks punitive damages.

     NEP, on August 7, 1997, also sent a demand for arbitration to Connecticut Light & Power Company and Western Massachusetts Electric Company, both subsidiaries of NU, seeking damages resulting from their breach of obligations under an agreement with NEP and others regarding the operation and ownership of Millstone 3.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                              NEW ENGLAND ELECTRIC SYSTEM

                                  s/Alfred D. Houston

                              By
                                  Alfred D. Houston
                                  Executive Vice President and
                                  Chief Financial Officer


Date: August 7, 1997










The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.